Exhibit 23.5
Gartner
February 22, 2007
Veraz Networks, Inc.
926 Rock Avenue
San Jose, CA 95131
Re: Consent to use of Gartner content in Registration Statement on Form S-1
To Whom It May Concern:
Gartner, Inc. (“Gartner”) hereby consents to the inclusion in the registration statement on Form S-1 of Veraz Networks, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of the following statement:
“Gartner predicts that the worldwide VoIP number of residential and business lines will grow from 22.1 million in 2005 to 218.1 million in 2010, representing a compound annual growth rate of 58%.”
In giving such consent, Gartner expressly disclaims that it comes within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission hereunder, and Gartner expressly disclaims that it is an expert with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Clare A. Kretzman
Clare A. Kretzman
Managing Vice President and Associate General Counsel